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EXHIBIT 99.1

MICROISLET ANNOUNCES THE APPOINTMENT OF AMARESH BASU, PH.D. AS VICE PRESIDENT, RESEARCH AND DEVELOPMENT, AND THE RETENTION OF REGULUS PHARMACEUTICAL CONSULTING Monday October 15, 9:00 am ET

SAN DIEGO, Oct. 15, 2007 (PRIME NEWSWIRE) -- MicroIslet, Inc. (OTC BB:MIIS.OB -
NEWS) announced today that Amaresh Basu, Ph.D. has been named Vice President, Research and Development. Separately, MicroIslet retained Regulus Pharmaceutical Consulting, Inc., a regulatory affairs and product development firm, to advise on regulatory agency approvals and Quality Assurance systems.

"MicroIslet is involved in cutting-edge therapeutic development for diabetes. I believe its approach will become a significant component of worldwide diabetes management, and I'm very happy to be helping the team to achieve that goal," said Dr. Basu.


"I've worked with both Dr. Basu and the staff at Regulus in the past, and I'm very much looking forward to advancing our programs with them. The addition of Dr. Basu and Regulus solidifies our process development and regulatory capabilities. I eagerly welcome them both to our team," said Michael Andrews, Chief Executive Officer of MicroIslet.


About Amaresh Basu, Ph.D.:


Prior to joining MicroIslet, Dr. Basu was the Director of Process Sciences and Project Management at Chemicon/Upstate (a division of Millipore Corporation (NYSE:MIL - NEWS)) where he managed bulk reagents, custom projects, manufacturing, and quality control processes. Prior to joining Chemicon in 2003, Dr. Basu held pharmacology, analytical and bioanalytical chemistry, and product development positions for Galileo Pharmaceuticals (2001-2003), Ancile Pharmaceuticals (1998-2001), and Trega Biosciences (formerly Houghten Pharmaceuticals, 1993-1998). He was a Senior Scientist at The Upjohn Company from 1992 to 1993, where he established high throughput screening for HIV drugs. He held academic positions in the Department of Biochemistry and Molecular Biology at UMDNJ-New Jersey Medical School, where he authored approximately 20 publications in peer reviewed journals. Dr. Basu received his Ph.D. from University of Poona, India in biochemistry and conducted a post-doctoral fellowship in cancer and HIV research in Memorial Sloan-Kettering Cancer Center in New York.


About Regulus Pharmaceutical Consulting, Inc.:


Regulus is a pharmaceutical consulting company providing the following services:
Regulatory Affairs, Medical/Scientific Writing, Product Development, Project Management, and Quality Assurance. Regulus's regulatory experience encompasses international new product development strategies, agency approvals and registrations of new chemical and biological entities, and the development of medicinal products containing established active ingredients (generics). Regulus QA offers a broad range of independent GCP, GMP and GLP services. The QA group works with large multi-national pharmaceutical companies, as well as entrepreneurial biotechnology and pharmaceutical companies, and has prepared companies for compliance audits by regulatory authorities including the US FDA and European Agencies. Further information on Regulus can be found at HTTP://WWW.REGULUSPHARMA.COM.


About MicroIslet:


MicroIslet is a biotechnology company engaged in the research, development, and commercialization of proprietary and patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent, diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own proprietary developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection

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(microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.


Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on a sole source supplier of animal parts and a sole source manufacturer of encapsulated islets for pre-clinical and clinical studies, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.


Additional information about MicroIslet can be found at HTTP://WWW.MICROISLET.COM.

Contact:
          MicroIslet, Inc.
          Michael J. Andrews, Chief Executive Officer
          (858) 657-0287

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 Source: MicroIslet, Inc.